UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2010

TECH/OPS SEVCON, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-9789 (Commission File Number)	04-2985631 (IRS Employer Identification No.)

155 Northboro Road
Southborough, MA 01772
(Address of principal executive offices and zip code)

(508) 281-5510
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2010, Sevcon Limited (“Sevcon”), a wholly owned subsidiary of Tech/Ops Sevcon, Inc. (the Registrant) entered into Service Agreements with Matthew Boyle, the President and Chief Executive Officer of the Registrant and Managing Director of Sevcon, and Paul N. Farquhar, the Vice President and Chief Financial Officer of the Registrant and Financial Director of Sevcon, and the Registrant entered into Noncompetition / Nonsolicitation Agreements (each, a “Noncompete Agreement”) with Messrs. Boyle and Farquhar.

Under the Service Agreements, Messrs. Boyle and Farquhar will continue to be employed as Managing Director and Financial Director, respectively, of Sevcon, based primarily at Sevcon’s Gateshead location in England, and will also act as officers or directors of the Registrant and its other subsidiaries as required by the Registrant’s board of directors.  Mr. Boyle is to be paid a minimum annual salary of £175,000.00 ($264,250.00 at the exchange rate in effect on July 1, 2010) and Mr. Farquhar is to be paid a minimum annual salary of £110,000.00 ($166,100.00 at the exchange rate in effect on July 1, 2010).  Their salaries are to be reviewed annually and may be increased in the discretion of the Compensation Committee of the Registrant’s board of directors.  They may also receive bonuses in the discretion of the Compensation Committee and will continue to participate in Sevcon’s pension plan and to receive family health and life insurance benefits on the terms of the respective plans.

Under the Service Agreement, Mr. Boyle’s employment may be terminated without cause by Sevcon by giving Mr. Boyle not less than 12 months’ notice, or by Mr. Boyle by giving Sevcon not less than three months’ notice.  Mr. Farquhar’s employment may be terminated without cause by Sevcon by giving Mr. Farquhar not less than 6 months’ notice, or by Mr. Farquhar by giving Sevcon not less than three months’ notice.  The employment of each officer may also be terminated with six months’ notice if he is incapacitated for more than 26 weeks in any 52 week period.

Either officer may, at Sevcon’s election, be placed on garden leave after either party has given notice of termination; i.e., he may be suspended from performing all or any part of his job, provided that Sevcon continues to pay his salary and provide the benefits called for by the Agreement.  Alternatively, Sevcon may in its discretion make a payment of salary in lieu of the whole or any part of any unexpired notice period, including a sum equivalent to the fair value of the required benefits.  If Sevcon terminated the employment of either officer for cause, he would not be entitled to notice or compensation.

Under the Noncompete Agreements, if Sevcon terminates the employment of either officer other than for cause or disability, all stock options, restricted stock and other equity awards granted him by the Registrant shall thereupon become vested and exercisable or distributable in full.

Following a change of control (as defined in the Service Agreements), (i) for the first 12 months, the notice period for Sevcon to terminate either officer’s employment without cause is increased (to 18 months for Mr. Boyle and 12 months for Mr. Farquhar), (ii) he shall not be required to be based at any location that is more than 35 miles from his home, and (iii) Sevcon shall ensure that he is provided with pension benefits comparable to those provided under the current pension plan.  In addition, pursuant to the Noncompete Agreements, the officers’ outstanding equity awards were amended to provide that a change in control, which would trigger acceleration of vesting, would be deemed to occur if a third party acquires a majority of the Registrant’s outstanding voting securities.

The Service Agreements also impose an obligation of confidentiality on each officer with respect to company information, and requires that rights in any intellectual property arising during his respective employment belong to, or be assigned to, Sevcon.

The Service Agreement and the Noncompete Agreement restrict the officers’ ability, for up to 24 months for Mr. Boyle and up to 12 months for Mr. Farquhar, after termination of his employment, to (a) compete with, (b) solicit or endeavor to entice the business of any customer away from, (c) offer to employ or entice away any employee from, (d) interfere with the continuance of supplies and or services from the Registrant’s principal suppliers, and (e) disparage the Registrant or its subsidiaries.

Copies of Mr. Boyle’s Service Agreement and Noncompetition/Nonsolicitation Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and copies of Mr. Farquhar’s Service Agreement and Noncompetition/Nonsolicitation Agreement are filed herewith as Exhibits 10.3 and 10.4, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Service Agreement dated as of July 1, 2010, between Mathew Boyle and Sevcon Limited.

10.2	Noncompetition/Nonsolicitation Agreement dated as of July 1, 2010, between Matthew Boyle and Tech/Ops Sevcon, Inc.

10.3	Service Agreement dated as of July 1, 2010, between Paul N. Farquhar and Sevcon Limited.

10.4	Noncompetition/Nonsolicitation Agreement dated as of July 1, 2010, between Paul N. Farquhar and Tech/Ops Sevcon, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECH/OPS SEVCON, INC.

Dated: July 6, 2010	By: /s/ Paul N. Farquhar
Paul N. Farquhar
Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Service Agreement dated as of July 1, 2010, between Mathew Boyle and Sevcon Limited.

10.2	Noncompetition/Nonsolicitation Agreement dated as of July 1, 2010, between Matthew Boyle and Tech/Ops Sevcon, Inc.

10.3	Service Agreement dated as of July 1, 2010, between Paul N. Farquhar and Sevcon Limited.

10.4	Noncompetition/Nonsolicitation Agreement dated as of July 1, 2010, between Paul N. Farquhar and Tech/Ops Sevcon, Inc.